Lake Shore Bancorp, Inc.

2012 Fact Sheet • NASDAQ: LSBK


BUFFALO
DUNKIRK
Branch Location
Corporate Headquarters

Company Profile

Lake Shore Bancorp, Inc. (Nasdaq:LSBK) is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York. Lake Shore had total assets of $489 million and total deposits of $380 million as of December 31, 2011. Headquartered in Dunkirk, New York, Lake Shore has full-service branch locations in Dunkirk, Fredonia, Jamestown, West Ellicott, Westfield, Orchard Park, East Amherst, Kenmore, Depew and Hamburg, offering a broad array of retail and commercial lending and deposit services. The Company's common stock is traded on the NASDAQ Global Market as "LSBK." Additional information about the Company is available at www.lakeshoresavings.com.

In 2011, we produced record earnings by growing net interest income by 11 percent, improving our net interest margin to 3.34 percent, reducing our provision, and maintaining asset quality metrics which are significantly better than industry averages.

Investment Rationale

- Strong capital base to support growth initiatives
- Excellent asset quality
- Solid community banking core business
- Recent growth efforts focused on Buffalo area, where opportunity for increased market share exists
- Management's focus on maintaining strong asset quality and capital ratios

2011 Highlights

- Record Company net income of $3.7 million, or $0.65 per diluted share
- 11.2% increase in net interest income compared with 2010
- 13 basis-point improvement in the net interest margin to 3.34%
- $1.7 million reduction in the provision for loan losses compared to 2010
- Asset quality metrics remained significantly better than industry averages
- 16.7% increase in cash dividends declared, compared to the prior year
- Expansion of the Board, with the appointment of two additional independent outside directors

Return on Average Equity


8
6
4
2
0
2007
2008
2009
2010
2011

Investment Profile

(data at 12/31/11, or most recent available)

Market Cap*	$57.9 M
Price / Earnings (LTM)	14.7
Price / Book Value	0.9
Closing Price*	$9.75
52-week High* (3/3/11)	$14.00
52-Week Low* (8/11/11)	$8.44
Annual Dividend	$0.28
Indicated Dividend Yield	2.87%
Dividend Payout Ratio (LTM)	43.08%
Shares Outstanding	5.94 M
Float	2.1 M
Avg. Trading Volume (3 mo.)	2,600
Shares Held by Institutions	0.40 M
% Held by Institutions	6.7%
Shares Held by Insiders	0.16 M
% Held by Insiders	2.6%
Shares Held by Mutual Holding Company	3.64 M
% Held by Mutual Holding Company	61.2%

* at January 31, 2012

Lake Shore Bancorp, Inc.
31 East Fourth Street
Dunkirk, New York 14048

Investor Relations Contact
Rachel A. Foley, *Chief Financial Officer*
716-366-4070 ext. 1220

Common Stock trades on
The NASDAQ® Global Market
under the symbol "LSBK"

Selected Financial Data (unaudited)

Selected Financial Condition Data:	As of December 31,				
(Dollars in thousands)	2011	2010	2009	2008	2007
Total assets	$488,597	$479,047	$425,656	$407,833	$357,801
Loans, net	275,068	263,031	259,174	240,463	218,711
Securities available for sale	164,165	153,924	118,381	112,863	105,922
Total deposits	379,798	375,785	318,414	293,248	240,828
Short-term borrowings	6,910	5,000	6,850	5,500	18,505
Long-term debt	27,230	34,160	36,150	46,460	37,940
Total stockholders' equity	63,947	55,210	55,446	54,228	53,465
Allowance for loan losses	1,366	953	1,564	1,476	1,226
Non-performing loans	2,798	2,341	1,677	1,651	1,644
Non-performing assets	3,113	2,645	1,999	1,699	1,705

Selected Operating Data:	For the Year Ended December 31,				
(Dollars in thousands, except per share data)	2011	2010	2009	2008	2007
Interest income	$ 20,765	$ 19,926	$ 19,693	$ 19,983	$ 18,622
Interest expense	5,636	6,316	7,929	8,778	9,133
Provision for loan losses	415	2,115	265	391	105
Total non-interest income	1,666	3,454	2,415	600	2,002
Total non-interest expense	11,307	11,533	11,035	9,602	9,118
Net income	$ 3,680	$ 3,043	$ 2,161	$ 1,470	$ 1,817
Basic and diluted earnings per common share	$0.65	$0.53	$0.37	$0.24	$0.29
Dividends declared per share	$0.28	$0.24	$0.20	$0.19	$0.13

Selected Financial Ratios and Other Data (unaudited)

	At or for the Year Ended December 31,				
Performance Ratios:	2011	2010	2009	2008	2007
Return on average assets	0.76%	0.67%	0.52%	0.39%	0.52%
Return on average equity	6.15%	5.32%	3.93%	2.76%	3.39%
Dividend payout ratio (1)	43.08%	45.28%	54.05%	79.17%	44.83%
Interest rate spread (2)	3.14%	2.98%	2.70%	2.75%	2.42%
Net interest margin (3)	3.34%	3.21%	3.03%	3.19%	2.92%
Efficiency ratio (4)	67.32%	67.59%	77.83%	81.34%	79.35%
Non-interest expense to average total assets	2.34%	2.54%	2.65%	2.53%	2.60%
Avg interest-earning assets to Avg interest-bearing liabilities	116.58%	115.39%	116.16%	117.53%	117.94%
Capital Ratios:					
Total risk-based capital to risk-weighted assets (5)	21.81%	20.44%	20.33%	21.78%	23.72%
Tier 1 risk-based capital to risk-weighted assets (5)	21.27%	20.05%	19.95%	21.35%	22.90%
Tangible capital to tangible assets (5)	11.18%	10.28%	10.85%	11.20%	12.28%
Tier 1 leverage (core) capital to adjustable tangible assets (5)	11.18%	10.28%	10.85%	11.20%	12.28%
Equity to total assets	13.09%	11.52%	13.03%	13.30%	14.94%
Asset Quality Ratios:					
Non-performing loans as a percent of total net loans	1.02%	0.89%	0.65%	0.69%	0.75%
Non-performing assets as a percent of total assets	0.64%	0.55%	0.47%	0.42%	0.48%
Allowance for loan losses as a percent of total net loans	0.50%	0.36%	0.60%	0.61%	0.56%
Allowance for loan losses as a percent of non-performing loans	48.82%	40.71%	93.26%	89.40%	74.57%
Other Data:					
Number of full service offices	10	10	9	9	8

(1) Represents dividends declared per share as a percent of earnings per share.
(2) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3) Represents the net interest income as a percent of average interest-earning assets for the period.
(4) Represents non-interest expense divided by the sum of net interest income and non-interest income.
(5) Represents the capital ratios of Lake Shore Savings Bank since Lake Shore Bancorp, Inc., as a savings and loan holding company, is not subject to formula-based requirements at the holding company level.



Gross Loan Portfolio Composition

(as of 12/31/11)

Total Loans = $273.7 M

One-to-four family	67%
Home equity	11%
Commercial Real Estate	16%
Commercial Loans	5%
Consumer Loans	1%



Deposit Composition

(as of 12/31/11)

Total Deposits = $379.8 M

Non-interest bearing demand	7%
Interest bearing demand	11%
Money market	15%
Savings	9%
Time deposits < $100,000	37%
Time deposits > $100,000	21%

Leadership Team

Michael E. Brunecz
Chairman of the Board

Daniel P. Reininga
President and Chief Executive Officer

Rachel A. Foley
Chief Financial Officer

Steven W. Schiavone
Controller